Exhibit 10.10

To:   John L. Dunham
From: Brian Keck and Tom Cody
Date: July 20, 2005

You currently have an employment agreement and a change in control severance agreement (hereinafter "CIC agreement"). Federated and May would like you to stay and help with the transition following the date of the merger. We want you to have some specific assurances concerning your CIC agreement. The following assurances are premised on the assumption that the merger between Federated and May occurs as expected.

First, Federated and May will honor your employment agreement and your CIC agreement. Those agreements will remain in effect in accordance with their terms. Equally important, we believe that after the change in control, there will be a significant adverse alteration in the nature or status of your responsibilities so that we agree that Good Reason under your CIC agreement will be deemed to have occurred whenever your employment subsequently terminates (without cause, as defined in the CIC agreement). Voluntary termination will not be deemed to be cause, provided that at such time, there are no grounds on which the Company could terminate your employment for cause, as defined in the CIC agreement.

However, Federated and May want you to agree to stay through a release date, to help in the transition.

- Your release date would be March 1, 2006 (hereinafter "Release Date").

- You would help in the transition in your current position as Chairman, President and Chief Executive Officer of May by providing the transition services requested by May or Federated.

We think that your willingness to work through the Release Date will help the people you work with, the people who report to you and the ongoing business.

In exchange for your agreement to work on the transition until the Release Date, we want to give you the following additional assurances.

Before the Release Date,

  - you and Federated may agree to regular, full-time employment, on terms acceptable to you, or

  - you and Federated may agree to extend the transition period on terms acceptable to you, or

  - if neither of those two events occurs, your employment will terminate no later than the Release Date and you will be paid all amounts payable under the CIC arrangements and the other benefits you accrue through your Release Date or termination date as outlined below.

During the transition period,

  - your base pay will not be less than your base pay in effect prior to the change in control and your bonus opportunity and benefits (excluding annual equity grants) will be consistent with those provided to you before the change in control (subject to applicable plan limits and provisions in the merger agreement).

  - you will continue to participate in, and your service and compensation will count under, all of May's benefit plans, including the retirement plan, SRP, and PSP.

  - If you work through the Release Date, your bonus for each full and partial year during the transition period will be the higher of target or actual. In the case of a partial year, your bonus will be calculated based on the portion of the year preceding your Release Date or termination date, as applicable. This bonus will be coordinated with any bonus payments made pursuant to the Merger Agreement so that no duplication of bonus payment occurs.

Termination before the Release Date:

  - If May or Federated terminates your employment involuntarily (without cause, as defined in the CIC agreement) before the Release Date, we will give you at least 30 days advance notice in writing, and

    - we will pay you the salary and bonus (at the higher of target or actual) through your Release Date,

    - your service through the Release Date will count for purposes of the SRP, retirement plan and PSP, and

    - we will pay you all amounts payable under the CIC agreement as of your termination date.

  - If you voluntarily quit after March 1, 2006 and before your then-current Release Date, and give us at least 30 days notice in writing, provided that at such time there are no grounds on which the Company could terminate your employment for cause, as defined in the CIC agreement,

    - we will pay your salary and actual bonus, if any is owed through your voluntary termination date,

    - your service through your voluntary termination date will count for purposes of the SRP, the retirement plan and the PSP, and

    - we will pay you all amounts payable under the CIC agreement as of your voluntary termination date.

  - If you die during the time you are providing transition services hereunder but before the Release Date, your CIC agreement and death benefits under your life insurance arrangements will become payable and you will be paid a bonus at the higher of target or actual through the date of death.

  - If you become disabled and entitled to long-term disability benefits under May's long-term disability plan during the time you are providing Transition Services hereunder but before the Release Date, your CIC agreement and long-term disability benefits under May's long-term disability plan will become payable and you will be paid a bonus at the higher of target or actual through the date of eligibility for long term disability benefits.

  - If we terminate your employment involuntarily with cause, as defined in the CIC agreement, you will not receive any payments under the CIC agreement or pursuant to this letter.

We know that there are still several matters to be worked out in the future, and some that could change. We are still working on ways that we may be able to understand the potential impact of excise taxes and alternatives we may have. In addition, we anticipate that the IRS will issue guidance about new "deferred compensation" rules, which may drive us to change some features in order to minimize adverse tax consequences for you. For example, to permit you to avoid certain tax penalties under the deferred compensation rules, we may propose (subject to your consent) that payments to you be delayed for six (6) months following a termination of your employment, if you are a "key employee" under the tax regulations. In any event, you will be responsible for the tax consequences of all payments and benefits that are provided to you.

Furthermore, if you and Federated ultimately agree to a regular, full-time position, we would expect to reflect that in a formal, detailed agreement. Until then, you may rely on the assurances in this letter.

Please sign the enclosed copy of this letter to indicate your agreement to provide the transition services on the basis described above.


The May Department Stores Company     Federated Department Stores, Inc.

/s/ Brian L. Keck                     /s/ Thomas G. Cody
Brian L. Keck                         Thomas G. Cody


Agreed to:

/s/ John L. Dunham / 8-29-05